Exhibit 14.1
EAGLE TEST SYSTEMS, INC.
Code of Business Conduct and Ethics
I. Introduction
     A. Purpose and Scope
     The Board of Directors of Eagle Test Systems, Inc. (together with its subsidiaries, the “Company”) established this Code of Business Conduct and Ethics to aid the Company’s directors, officers and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.
     The Company’s Board of Directors or a committee of the Board is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our Chief Operating Officer, Ted Foxman, has been appointed the Company’s Compliance Officer under this Code.
     The Company expects its directors, officers and employees to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer under this Code.
     B. Contents of this Code
     This Code has two sections which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of the Company’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and disciplined. This section also contains a discussion about waivers of and amendments to this Code.
     C. A Note About Other Obligations
     The Company’s directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. In particular, each director, officer and employee is subject to the Company’s Policy on Insider Trading and Disclosure. Instead, the

standards in this Code should be viewed as the minimum standards that the Company expects from its directors, officers and employees in the conduct of the Company’s business.
II. Standards of Conduct
     A. Conflicts of Interest
     The Company recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.
     A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with the Company’s interests. Conflicts of interest may arise in many situations, including the following:
•	Outside Employment and Other Affiliations. A conflict of interest could arise if an individual is simultaneously employed or engaged by the Company and another business concern, particularly a Company client or business partner.

•	Activities with Competitors. A conflict of interest arises if an individual takes part in any activity that enhances or supports a competitor’s position, including accepting simultaneous employment with a competitor.

•	Gifts. While entertaining clients in the ordinary course of business is not prohibited, a conflict of interest may arise if an individual or any member of an individual’s immediate family gives or accepts any gift with the intent to improperly influence the normal business relationship between the Company and its clients or other business partners, or gives or accepts any gifts from a competitor.

•	Investments in Other Businesses. A conflict of interest may arise if an individual or any member of an individual’s immediate family holds a financial interest in an outside business concern, particularly, a Company client or business partner. Many factors must be considered in determining whether a conflict of interest exists in this situation, including the size and nature of the investment; the ability to influence the Company’s decisions that could affect the outside business concern; access to confidential information of the Company or of the outside business concern; and the nature of the relationship between the Company and the outside business concern.

•	Conducting Business with Family Members. A conflict of interest may arise if an individual conducts business on behalf of the Company with a business in which a family member of such individual is associated in any significant role. The Compliance Officer must be informed of all situations in which the Company is conducting business with a member of an employee’s family.

     Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors. Each individual is responsible for promptly reporting to the Compliance Officer any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. The Compliance Officer may notify the Board of Directors or a committee thereof or take other action as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer should be disclosed directly to the Chairman of the Board of Directors.
     B. Compliance with Laws, Rules and Regulations
     The Company seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.
     C. Protection and Proper Use of the Company’s Assets
     Loss, theft and misuse of the Company’s assets has a direct impact on the Company’s business and its profitability. Employees, officers and directors are expected to protect the Company’s assets that are entrusted to them and to protect the Company’s assets in general. Employees, officers and directors are also expected to take steps to ensure that the Company’s assets are used only for legitimate business purposes.
     D. Corporate Opportunities
     Employees, officers and directors owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:
•	diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company;

•	using the Company’s property or information or his or her position for improper personal gain; or

•	competing with the Company.
     E. Confidentiality; Proprietary Information
     Proprietary information of the Company and its clients plays a vital role in the Company’s business, its ability to compete and its future prospects. Directors, officers and employees may not, at any time, without the Company’s prior written permission, either during or after service to or employment with the Company, (a) discuss the Company’s business or otherwise disclose any proprietary information of the Company or any client to anyone outside of the Company without proper authority, or (b) use or permit to be used any such proprietary information for any purpose other than the performance of duties to the Company. Each individual also has an obligation to use best efforts to prevent the unauthorized disclosure of the Company’s or its clients’ proprietary information and to deliver to the Company all copies of proprietary information when he or she ceases to be employed by or otherwise serve the Company.
     The Company’s proprietary information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary information also includes information received in confidence by the Company from its clients or other third parties.
     F. Fair Dealing
     Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is the Company’s policy that directors, officers and employees must endeavor to deal ethically and lawfully with the Company’s customers, suppliers, competitors and employees in all business dealings on the Company’s behalf. No director, officer or employee should take unfair advantage of another person in business dealings on the Company’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.
     G. Accuracy of Records
     The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No director, officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.
     H. Political Contributions/Gifts
     Business contributions to political campaigns are strictly regulated by U.S. federal, state and local law. Accordingly, all political contributions proposed to be made with the Company’s funds must be coordinated through and approved by the Compliance Officer. No one may, without the approval of the Compliance Officer, use any of the Company’s funds for political contributions of any kind to any political candidate or holder of any national, state or local government office. Individuals may make personal contributions, but may not represent that he or she is making any such contribution on the Company’s behalf. Similar restrictions on political contributions may apply in other countries. Specific questions should be directed to the Compliance Officer.
     I. International Business
     It is the Company’s policy to proactively promote compliance with all applicable laws in connection with the Company’s business. We expect our international employees to have a sound knowledge of the proper and improper courses of conduct both with regard to their own activities and those with whom they must deal. We also expect employees to be familiar with the material laws and regulations applicable to business activities in their territory.
     This Code and the compliance with this Code may be subject to the applicable local laws, rules, and regulations of non U.S. jurisdictions. Accordingly, if there is a conflict between the requirements of the laws applicable in the United States and those of any other country or jurisdiction which may be relevant in the circumstances, the Company’s policy is that Company personnel should consult with the Compliance Officer before taking any action that may be unlawful under, or violate, any such laws.
     J. Entertaining or Doing Business with the United States and Foreign Governments
     Giving anything of value to a government employee is strictly regulated and in many cases prohibited by law. The Company and its directors, officers and employees must also comply with U.S. federal, state and local laws, as well as foreign government laws, governing the acceptance of business courtesies. Individuals should consult with the Compliance Officer before providing or paying for any meals, refreshments, travel or lodging expenses, or giving anything of value to any U.S. federal, state or local government employees, or to government employees of other countries.
     K. Customs
     As the Company expands its participation in global markets, the Company maintains a policy of strict compliance with the customs laws and procedures of the United States and all other countries in which we conduct business. Each employee must exercise reasonable care in all of the Company’s cross-border transactions and take steps to ensure that the Company’s recordkeeping practices comply with legal requirements. This includes, without limitation, exercising reasonable care in classifying imported goods and ensuring that stated values and countries of origin are correct.
     L. Quality of Public Disclosures
     The Company is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled.
     M. Labor and Employment
     The Company adheres, and expects its employees to adhere, to all federal, state, and local laws regarding labor and employment. These include but are not limited to equal employment opportunity, harassment and discrimination, and safety and health.
III. Compliance Procedures
     A. Communication of Code
     All directors, officers and employees will be supplied with a copy of the Code upon beginning service at the Company. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the human resources department or by accessing the Company’s website at www.eagletest.com.
     B. Monitoring Compliance and Disciplinary Action
     The Company’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.
     Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.
     The Company’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.
     C. Reporting Concerns/Receiving Advice
     Communication Channels
     Be Proactive. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Company.
     Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.
     Communication Alternatives. Any officer or employee may communicate with the Compliance Officer by any of the following methods:
•	In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer, either by facsimile to (847) 367-8640 or by U.S. mail to: Code of Business Conduct and Ethics Compliance Officer, c/o Eagle Test Systems, Inc., 2200 Millbrook Drive, Buffalo Grove, Illinois 60089;

•	By e-mail to our Chief Operating Officer at Ted@eagletest.com (anonymity cannot be maintained); or

•	By phoning the employee feedback line (the “Feedback Line”) which we have established for the receipt of questions and reports of potential violations of the Code. The Feedback Line may be reached at (847) 327-1039 and calls may be made anonymously as set forth below under “Reporting; Anonymity; Retaliation.”
     Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:
•	in writing to: Chairman of the Audit Committee, c/o Eagle Test Systems, Inc., 2200 Millbrook Drive, Buffalo Grove, Illinois 60089; or

•	by phoning the Feedback Line.
Officers and employees may use the above method to communicate anonymously with the Audit Committee.
     Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner. Further, employees should not use the Feedback Line to report grievances that do not involve the Code or other ethics related issues.

     Reporting; Anonymity; Retaliation
     When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.
     If an officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.
     No Retaliation
     The Company expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.
     D. Waivers and Amendments
     No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.
     Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.
     All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.